Exhibit 99.(g)(2)

Schedule for Substantially Identical Custodian Agreement

This schedule is filed by Value Line Funds Variable Trust (the “Trust”) in accordance with Rule 483(d)(2) under the Securities Act of 1933. The only material details that differ between the Trust’s custody agreement relating to Value Line VIP Equity Advantage Fund, and the Trust’s custody agreement relating to Value Line Strategic Asset Management Trust (filed as Exhibit (g) to Post-Effective Amendment No. 12 to the Trust’s Registration Statement on February 26, 1999 and incorporated herein by reference), are the series of the Trust and the date of execution.